Exhibit 99.1

Eagle Bulk Shipping Inc. Reports Third Quarter 2019 Results

STAMFORD, CT, November 6, 2019 -- Eagle Bulk Shipping Inc. (NASDAQ: EGLE) (“Eagle Bulk”, "Eagle" or the “Company”), one of the world’s largest owner-operators within the Supramax / Ultramax segment, today reported financial results for the three and nine months ended September 30, 2019.

Highlights for the Quarter:

•	Generated net revenues of $74.1 million, representing an increase of $5.0 million or 7%, compared to the same period in 2018.

◦	TCE Revenue (1) for the quarter equated to $42.4 million, a decrease of 10% year-on-year.

◦	Achieved a TCE (1) of $11,014 for the quarter, a decrease of 2% year-on-year.

•	Realized a net loss of $4.6 million or $0.06 per basic and diluted share, compared to a net income of $2.6 million or $0.04 per basic and diluted share in the third quarter 2018.

•	Adjusted EBITDA(1) of $13.2 million, representing a decrease of $7.0 million or 35% compared to the same period in 2018.

•	Entered into agreements to purchase six modern SDARI-64 Ultramax vessels for $122.8 million.

◦	Took delivery of three vessels in September 2019.

•	Issued 5-year senior unsecured convertible bonds total net proceeds of $112.5 million.

•	Looking ahead into the fourth quarter of 2019, the Company has attained a TCE of $13,150 with approximately 61% of the available days fixed for the period thus far.

Subsequent Events

•	The Company took delivery of the vessel, Santos Eagle, one of six high-specification SDARI-64 Ultramax vessels that the Company agreed to purchase in the third quarter of 2019.

•
The Company entered into the First Amendment to the New Ultraco Debt Facility for incremental commitments and loans. Pursuant to this amendment, Ultraco borrowed $34.3 million, which we intend to use for general corporate purposes including capital expenditures relating to the installation of scrubbers.

Gary Vogel, Eagle Bulk's CEO, commented, The Baltic Supramax Index was quite volatile during the quarter, with spot rates rising to multi-year highs before declining by the end of the period.  Given the velocity of the rise in rates and typical lag effect of contracted voyages, we were not able to fully capture the market improvement in our quarterly TCE performance, achieving a 13% increase over the prior period.

Looking ahead, our fourth quarter TCE performance to date represents the highest figure we have achieved in more than 5 years. Separately, I think it’s important to note that our operating performance continues to be impacted by lower commercial utilization related to our scrubber retrofit program, which is now nearing completion.  We believe that having the majority of our fleet fitted with scrubbers for the impending January 1st implementation date of IMO 2020 will create a significant competitive advantage for Eagle.”

Fleet Operating Data

	Three Months Ended		Nine Months Ended
	September 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
Ownership Days	4,156	4,304	12,485	12,910
Chartered in Days	931	632	2,937	2,443
Available Days	4,780	4,824	14,856	15,006
Operating Days	4,738	4,775	14,742	14,880
Fleet Utilization (%)	99.1%	99.0%	99.2%	99.2%

Fleet Development

Vessels acquired and delivered into the fleet

•	Three high specification Ultramax SDARI-64 vessels, Dublin Eagle, Sydney Eagle, and Copenhagen Eagle, for $62.1 million.

Vessels sold

•	Kestrel (50k DWT / 2004-built) for net proceeds of $7.0 million.

1 These are non-GAAP financial measures. A reconciliation of GAAP to non-GAAP financial measures has been provided in the financial tables included in this press release. An explanation of these measures and how they are calculated are also included below under the heading "Supplemental Information - Non-GAAP Financial Measures".

Results of Operations for the three and nine months ended September 30, 2019 and 2018

For the three months ended September 30, 2019, the Company reported a net loss of $4.6 million, or basic and diluted loss of $0.06 per share. In the comparable quarter of 2018, the Company reported net income of $2.6 million, or basic and diluted income of $0.04 per share.

For the nine months ended September 30, 2019, the Company reported a net loss of $10.5 million, or basic and diluted loss of $0.15 per share. In the comparable period of 2018, the Company reported net income of $6.1 million, or basic income of $0.09 per share and diluted income of $0.08 per share.

Net time and voyage charter revenues

Net time and voyage charter revenues for the three months ended September 30, 2019 were $74.1 million compared with $69.1 million recorded in the comparable quarter in 2018. The increase in revenue was primarily attributable to a change in the mix between our time and voyage charter business, partly offset by lower charter rates and a decrease in available days.

Net time and voyage charter revenues for the nine months ended September 30, 2019 and 2018 were $220.9 million and $223.4 million, respectively. The decrease in revenue was primarily due to lower charter rates and a decrease in available days due to lower ownership days as well as an increase in off hire days due to drydocks and the installation of scrubbers and ballast water systems, which was offset in part by an increase in chartered-in days.

Voyage expenses

Voyage expenses for the three months ended September 30, 2019 were $19.4 million compared to $15.1 million in the comparable quarter in 2018. The increase was mainly attributable to an increase in our voyage charter business.

Voyage expenses for the nine months ended September 30, 2019 were $66.3 million compared to $54.8 million in the comparable period in 2018. The increase was mainly attributable to an increase in our voyage charter business.

Vessel expenses

Vessel expenses for the three months ended September 30, 2019 were $20.0 million compared to $19.6 million in the comparable quarter in 2018. The increase in vessel expenses was attributable to increased crew wages, expenses for lubes and spares and repair expenses offset in part by a decrease in ownership days after the sale of vessels Condor and Merlin in the first quarter of 2019, the vessel Thrasher in the second quarter of 2019, and the vessel Kestrel in the third quarter of 2019. The ownership days were also impacted by the purchase of one Ultramax vessel in January 2019 and three Ultramax vessels in September 2019. The ownership days for the three months ended September 30, 2019 and 2018 were 4,156 and 4,304, respectively.

Average daily vessel operating expenses for our fleet for the three months ended September 30, 2019 and 2018 were $4,801 and $4,547, respectively.

Vessel expenses for the nine months ended September 30, 2019 and 2018 were $60.0 million and $61.2 million, respectively. The decrease in vessel expenses is primarily attributable to a decrease in ownership days due to the sale of four vessels during the nine months ended September 30, 2019 offset by the purchase and delivery of one Ultramax vessel in January 2019 and three Ultramax vessels in September 2019. The ownership days for the nine months ended September 30, 2019 and 2018 were 12,485 and 12,910, respectively.

Average daily vessel operating expenses for our fleet for the nine months ended September 30, 2019 and 2018 were $4,806 and $4,742, respectively.

Charter hire expenses

Charter hire expenses for the three months ended September 30, 2019 were $11.3 million compared to $7.5 million in the comparable quarter in 2018. The increase in charter hire expenses was principally due to an increase in the number of chartered-in vessels on a short-term basis. The total chartered-in days for the three months ended September 30, 2019 were 931 compared to 632 for the comparable quarter in the prior year. The Company currently charters-in three Ultramax vessels on a long term basis with lease terms ranging from one to two years.

Charter hire expenses for the nine months ended September 30, 2019 were $34.0 million compared to $27.8 million in the comparable period in 2018. The increase in charter hire expenses was primarily due to an increase in the number of chartered-in vessels. The total chartered-in days for the nine months ended September 30, 2019 and 2018 were 2,937 and 2,443, respectively.

Depreciation and amortization

Depreciation and amortization expense for the three months ended September 30, 2019 and 2018 was $10.1 million and $9.5 million, respectively. Total depreciation and amortization expense for the three months ended September 30, 2019 includes $8.4 million of vessel and other fixed asset depreciation and $1.7 million relating to the amortization of deferred drydocking costs. Comparable amounts for the three months ended September 30, 2018 were $8.1 million of vessel and other fixed asset depreciation and $1.4 million of amortization of deferred drydocking costs. The increase in depreciation expense is due to the purchase of five Ultramax vessels since the third quarter of 2018, marginally offset by the sale of four vessels. The increase in drydock amortization was due to additional drydocks completed since the third quarter of 2018.

Depreciation and amortization expense for the nine months ended September 30, 2019 and 2018 was $29.2 million and $28.0 million, respectively. Total depreciation and amortization expense for the nine months ended September 30, 2019 includes $24.8 million of vessel and other fixed asset depreciation and $4.4 million relating to the amortization of deferred drydocking costs. Comparable amounts for the nine months ended September 30, 2018 were $24.1 million of vessel and other fixed asset depreciation and $3.9 million of amortization of deferred drydocking costs.

General and administrative expenses

General and administrative expenses for the three months ended September 30, 2019 and 2018 were $8.5 million and $8.9 million, respectively. General and administrative expenses included stock-based compensation of $1.2 million and $2.1 million for the three months ended September 30, 2019 and 2018, respectively. The decrease in general and administrative expenses was mainly attributable to the decrease in stock-based compensation expense, which was partially offset by a marginal increase in office expenses due to the closing of our Hamburg, Germany office and the opening of our Copenhagen, Denmark office.

General and administrative expenses for the nine months ended September 30, 2019 and 2018 were $24.9 million and $27.7 million, respectively. These General and administrative expenses included stock-based compensation of $3.8 million and $8.0 million for the nine months ended September 30, 2019 and 2018, respectively. The decrease in general and administrative expenses was mainly attributable to the decrease in stock-based compensation expense offset by an increase in payroll and office expenses.

Interest expense

Interest expense for the three months ended September 30, 2019 and 2018 was $8.1 million and $6.6 million, respectively. The increase in interest expense is primarily due to an increase in our outstanding debt for the purchase of five Ultramax vessels since the third quarter of 2018 as well as the issuance of the Convertible Bond Debt in July 2019.

Interest expense for the nine months ended September 30, 2019 and 2018 was $21.6 million and $19.2 million respectively. The increase in interest expense is primarily due to an increase in our outstanding debt for the purchase of five Ultramax vessels since the third quarter of 2018 as well as the issuance of the Convertible Bond Debt in July 2019.

Loss on debt extinguishment

On January 25, 2019, the Company repaid the outstanding debt together with accrued interest as on that date under the New First Lien Facility and the Original Ultraco Debt Facility and discharged the debt in full from the proceeds of the New Ultraco Debt Facility. The Company accounted for the above transaction as a debt extinguishment. As a result, the Company recognized $2.3 million, representing the outstanding balance of debt issuance costs, as a loss on debt extinguishment in the Condensed Consolidated Statement of Operations for the nine months ended September 30, 2019.

Liquidity and Capital Resources

Net cash provided by operating activities for the nine months ended September 30, 2019 was $19.0 million, compared with $38.5 million in the comparable period in 2018. The cash flows from operating activities decreased as compared to the prior year primarily due to a decrease in the charter hire rates achieved in the current year.

Net cash used in investing activities for the nine months ended September 30, 2019 was $100.4 million, compared to $3.3 million in the comparable period in the prior year. During the nine months ended September 30, 2019, the Company purchased four Ultramax vessels for $81.4 million, out of which $2.0 million was paid as an advance on one vessel as of December 31, 2018 and $6.0 million was paid as an advance for the purchase of three additional vessels to be delivered in the fourth quarter of 2019. This use of cash was partially offset by the proceeds from the sale of four vessels for $29.6 million. Additionally, the Company paid $44.5 million for the purchase and installation of scrubbers and ballast water treatment systems on our fleet. The Company also received insurance proceeds of $2.1 million for hull and machinery claims. During the nine months ended September 30, 2018, the Company purchased one Ultramax vessel for $20.0 million, paid $4.2 million as an advance on the purchase of one Ultramax vessel, and paid $4.0 million for the purchase and installation of scrubbers. The Company sold two vessels for net proceeds of $20.5 million, after brokerage commission and selling expenses and redeemed a short-term certificate of deposit amounting to $4.5 million.

Net cash provided by financing activities for the nine months ended September 30, 2019 was $104.4 million compared with $0.2 million in the comparable period in 2018. On January 25, 2019, the Company completed a debt refinancing transaction and received net proceeds of $153.4 million, by entering into new term and revolver loan facilities under the New Ultraco Debt Facility and repaid all outstanding debt under the Original Ultraco Debt Facility and New First Lien Facility of $82.6 million and $65.0 million, respectively. The Company paid $3.2 million as debt issuance costs to the lenders under the New Ultraco Debt Facility. The Company repaid $4.0 million of the Norwegian Bond Debt and $10.1 million under the New Ultraco Debt Facility. On July 29, 2019 the Company received $112.5 million in net proceeds from the Convertible Bond Debt net of debt discount. The Company incurred $0.8 million of debt issuance costs relating to the issuance of the Convertible Bond Debt and the New Ultraco Debt Facility. Additionally, the Company paid $0.9 million towards shares withheld for taxes due to the vesting of restricted shares. For the nine months ended September 30, 2018, the Company drew down $8.6 million under the Original Ultraco Debt Facility in connection with the purchase of one Ultramax vessel, offset in part by repayment of $5.0 million of the revolver loan under the New First Lien Facility. The Company paid $1.4 million of debt issuance costs on the debt facilities and $2.0 million towards shares withheld for taxes due to vesting of restricted shares.

As of September 30, 2019, our cash and cash equivalents including restricted cash was $101.1 million compared to $78.2 million as of December 31, 2018.

As of September 30, 2019, the total availability under the New Ultraco Debt Facility revolving credit facility is $55.0 million and $15.0 million under the Super Senior Facility.

As of September 30, 2019, the Company’s outstanding debt consisted of the $192.0 million Norwegian Bond, the $143.3 million New Ultraco Debt Facility and the $114.1 million Convertible Bond Debt.

Capital Expenditures and Drydocking

Our capital expenditures relate to the purchase of vessels and capital improvements to our vessels, which are expected to enhance the revenue earning capabilities and safety of the vessels.

In addition to acquisitions that we may undertake in future periods, the Company's other major capital expenditures include funding the Company's program of regularly scheduled drydocking necessary to comply with international shipping standards and environmental laws and regulations. Although the Company has some flexibility regarding the timing of its drydocking, the costs are relatively predictable. Management anticipates that vessels are to be drydocked every two and a half years for vessels older than 15 years and five years for vessels younger than 15 years. Funding of these requirements is anticipated to be met with cash from operations. We anticipate that this process of recertification will require us to reposition these vessels from a discharge port to shipyard facilities, which will reduce our available days and operating days during that period.

Drydocking costs incurred are deferred and amortized to expense on a straight-line basis over the period through the date of the next scheduled drydocking for those vessels. In the nine months ended September 30, 2019, five of our vessels completed drydocking and three vessels were still in drydock, and we incurred drydocking expenditures of $6.1 million. In the nine months ended September 30, 2018, nine vessels were drydocked and two vessels were still in drydock and we incurred drydocking expenditures of $6.5 million.

The following table represents certain information about the estimated costs for anticipated vessel drydockings, ballast water treatment systems ("BWTS"), and scrubber installations in the next four quarters, along with the anticipated off-hire days:

		Projected Costs(2) (in millions)
Quarter Ending	Off-hire Days(1)	BWTS	Scrubbers	Drydocks
December 31, 2019	587	$2.1	$32.1	$5.6
March 31, 2020	85	$1.4	$8.1	$—
June 30, 2020	66	$1.8	$0.3	$2.4
September 30, 2020	165	$2.9	$—	$4.4

(1) Actual duration of off-hire days will vary based on the condition of the vessel, yard schedules and other factors.
(2) Actual costs will vary based on various factors, including where the drydockings are actually performed.

SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA

The following table summarizes the Company’s selected condensed consolidated financial and other data for the periods indicated below.

 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Nine Months Ended
	September 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
Revenues, net	$74,110,376	$69,092,740	$220,891,288	$223,402,049

Voyage expenses	19,446,294	15,126,287	66,259,590	54,845,843
Vessel expenses	19,953,680	19,568,961	60,005,794	61,224,734
Charter hire expenses	11,345,615	7,459,921	34,017,002	27,836,243
Depreciation and amortization	10,055,938	9,460,192	29,224,368	28,009,067
General and administrative expenses	8,450,831	8,882,790	24,901,561	27,692,259
Gain on sale of vessels	(971,129)	(235,695)	(6,044,479)	(340,768)
Total operating expenses	68,281,229	60,262,456	208,363,836	199,267,378
Operating income	5,829,147	8,830,284	12,527,452	24,134,671
Interest expense	8,117,293	6,574,826	21,612,451	19,222,906
Interest income	(640,220)	(130,020)	(1,467,702)	(337,248)
Loss on debt extinguishment	—	—	2,268,452	—
Other expense/(income)	2,915,063	(199,344)	639,913	(839,321)
Total other expense, net	10,392,136	6,245,462	23,053,114	18,046,337
Net (loss)/income	$(4,562,989)	$2,584,822	$(10,525,662)	$6,088,334

Weighted average shares outstanding:
Basic	71,349,895	70,649,556	71,327,454	70,539,951
Diluted	71,349,895	72,356,655	71,327,454	71,855,683

Per share amounts:
Basic net (loss)/income	$(0.06)	$0.04	$(0.15)	$0.09
Diluted net (loss)/income	$(0.06)	$0.04	$(0.15)	$0.08

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2019	December 31, 2018
ASSETS:
Current assets:
Cash and cash equivalents	$71,537,108	$67,209,753
Accounts receivable, net of a reserve of $1,653,737 and $2,073,616, respectively	19,947,955	19,785,582
Prepaid expenses	3,463,919	4,635,879
Inventories	14,283,915	16,137,785
Vessels held for sale	—	8,458,444
Other current assets	2,943,058	2,246,740
Total current assets	112,175,955	118,474,183
Noncurrent assets:
Vessels and vessel improvements, at cost, net of accumulated depreciation of $143,671,410 and $124,907,998, respectively	732,844,665	682,944,936
Advance for vessels purchase	6,040,000	2,040,000
Operating lease right-of-use assets (1)	19,224,517	—
Other fixed assets, net of accumulated depreciation of $717,829 and $547,452, respectively	732,055	692,803
Restricted cash	29,586,342	10,953,885
Deferred drydock costs, net	13,502,924	12,186,356
Deferred financing costs - Super Senior Facility	180,487	285,342
Other assets	56,135,533	18,631,655
Total noncurrent assets	858,246,523	727,734,977
Total assets	$970,422,478	$846,209,160
LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$9,158,519	$14,161,169
Accrued interest	7,662,674	1,735,631
Other accrued liabilities	17,535,292	10,064,017
Fair value of derivatives	766,332	929,313
Current portion of operating lease liabilities (1)	11,053,788	—
Unearned charter hire revenue	3,156,077	6,926,839
Current portion of long-term debt	31,164,490	29,176,230
Total current liabilities	80,497,172	62,993,199
Noncurrent liabilities:
Norwegian Bond Debt, net of debt discount and debt issuance costs	179,509,565	182,469,155
New First Lien Facility, net of debt discount and debt issuance costs	—	48,189,307
Original Ultraco Debt Facility, net of debt discount and debt issuance costs	—	70,924,885
New Ultraco Debt Facility, net of debt issuance costs	117,228,245
Convertible Bond Debt, net of debt discount and debt issuance costs	91,924,874	—
Operating lease liabilities (1)	9,485,730	—
Other liabilities	—	208,651
Fair value below contract value of time charters acquired	—	1,818,114
Total noncurrent liabilities	398,148,414	303,610,112
Total liabilities	478,645,586	366,603,311
Commitments and contingencies

Stockholders' equity:
Preferred stock, $.01 par value, 25,000,000 shares authorized, none issued as of September 30, 2019 and December 31, 2018	—	—
Common stock, $.01 par value, 700,000,000 shares authorized, 71,474,676 and 71,055,400 shares issued and outstanding as of September 30, 2019 and December 31, 2018, respectively	714,747	710,555
Additional paid-in capital	916,965,046	894,272,533
Accumulated deficit	(425,902,901)	(415,377,239)
Total stockholders' equity	491,776,892	479,605,849
Total liabilities and stockholders' equity	$970,422,478	$846,209,160

(1) We adopted the Financial Accounting Standards Board ("FASB") Accounting Standards Update ("ASU") 2016-02, Leases (Topic 842) as of January 1, 2019 and recognized operating right-of-use assets related to time charter in contracts over 12 months and the office leases the Company is currently leasing in Stamford, Connecticut and Singapore. The Company recognized operating right-of-use assets of $28.7 million and operating lease liabilities of $30.5 million as of January 1, 2019, and operating right-of-use assets of $19.2 million and operating lease liabilities of $20.5 million as of September 30, 2019.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended
	September 30, 2019	September 30, 2018
Cash flows from operating activities:
Net (loss)/income	$(10,525,662)	$6,088,334
Adjustments to reconcile net (loss)/income to net cash provided by operating activities:
Depreciation	24,845,206	24,115,813
Amortization of operating lease right-of-use asset	9,480,487	—
Amortization of deferred drydocking costs	4,379,162	3,893,254
Amortization of debt discount and debt issuance costs	2,265,374	1,433,971
Amortization of fair value below contract value of time charter acquired	—	(511,426)
Loss on debt extinguishment	2,268,452	—
Gain on sale of vessels	(6,044,479)	(340,768)
Net unrealized loss/(gain) on fair value of derivatives	138,354	(52,506)
Stock-based compensation expense	3,827,902	8,020,566
Drydocking expenditures	(6,062,439)	(6,536,478)
Changes in operating assets and liabilities:	—	—
Accounts payable	(1,799,292)	1,438,208
Accounts receivable	1,889,818	1,103,935
Accrued interest	5,927,043	4,161,502
Inventories	1,853,870	836,648
Operating lease liabilities short and long-term	(10,024,158)	—
Other current and non-current assets	(1,010,905)	(553,987)
Other accrued liabilities and other non-current liabilities	144,279	(4,061,872)
Prepaid expenses	1,171,960	742,357
Unearned revenue	(3,770,762)	(1,287,723)
Net cash provided by operating activities	18,954,210	38,489,828

Cash flows from investing activities:
Purchase of vessel and vessel improvements	(81,365,090)	(20,043,324)
Advance paid for purchase of vessels, scrubbers and ballast water systems	(50,537,160)	(8,182,119)
Proceeds from redemption of short-term investment	—	4,500,000
Proceeds from hull and machinery insurance claims	2,112,426	—
Proceeds from sale of vessels	29,626,659	20,545,202
Purchase of other fixed assets	(228,122)	(148,770)
Net cash used in investing activities	(100,391,287)	(3,329,011)

Cash flows from financing activities:
Repayment of revolver loan under New First Lien Facility	(5,000,000)	(5,000,000)
Proceeds from the revolver loan under New First Lien Facility	5,000,000	—
Repayment of Original Ultraco Debt Facility	(82,600,000)	—
Proceeds from Original Ultraco Debt Facility	—	8,600,000
Repayment of Norwegian Bond Debt	(4,000,000)	—
Repayment of term loan under New Ultraco Debt Facility	(10,097,342)	—
Proceeds from New Ultraco Debt Facility	153,440,000	—
Proceeds from Convertible Bond Debt, net of debt discount	112,482,586	—
Proceeds from Share Lending Agreement	35,829	—

Repayment of New First Lien Facility - term loan	(60,000,000)	—
Debt issuance costs paid to lenders on New Ultraco Debt Facility	(3,156,250)	—
Cash used to settle net share equity awards	(877,697)	(2,018,195)
Cash received from exercise of stock options	—	4,866
Other financing costs	(830,237)	(1,428,792)
Net cash provided by financing activities	104,396,889	157,879

Net increase in cash, cash equivalents and restricted cash	22,959,812	35,318,696
Cash, cash equivalents and restricted cash at beginning of period	78,163,638	56,325,961
Cash, cash equivalents and restricted cash at end of period	$101,123,450	$91,644,657
SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid during the period for interest	$13,106,139	$13,627,434
Accruals for scrubbers and ballast water treatment systems included in Accounts payable and Other accrued liabilities	$8,867,952	$—
Accruals for debt issuance costs included in Other accrued liabilities	$418,224	—
Accrual for liability relating to taxes on net share equity awards included in Other accrued liabilities	$471,236	—

Supplemental Information - Non-GAAP Financial Measures

This release includes various financial measures that are non-GAAP financial measures as defined under the rules of the Securities and Exchange Commission (SEC). We believe these measures provide important supplemental information to investors to use in evaluating ongoing operating results. We use these measures, together with GAAP measures, for internal managerial purposes and as a means to evaluate period-to-period comparisons. However, we do not, and you should not, rely on non-GAAP financial measures alone as measures of our performance. We believe that non-GAAP financial measures reflect an additional way of viewing aspects of our operations that when taken together with GAAP results and the reconciliations to corresponding GAAP financial measures that we also provide in our press releases provide a more complete understanding of factors and trends affecting our business. We strongly encourage you to review all of our financial statements and publicly-filed reports in their entirety and to not rely on any single financial measure.

Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures, even if they have similar names.

Non-GAAP Financial Measures

EBTIDA and Adjusted EBITDA

We define EBITDA as net income under GAAP adjusted for interest, income taxes, depreciation and amortization.

Adjusted EBITDA is a non-GAAP financial measure that is used as a supplemental financial measure by our management and by external users of our financial statements, such as investors, commercial banks and others, to assess our operating performance as compared to that of other companies in our industry, without regard to financing methods, capital structure or historical costs basis. Our Adjusted EBITDA should not be considered an alternative to net income/(loss), operating income/(loss), cash flows provided by/(used in) operating activities or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP. Our Adjusted EBITDA may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted EBITDA in the same manner.  Adjusted EBITDA represents EBITDA adjusted to exclude the items which represent certain non-cash, one-time and other items such as vessel impairment, gain /(loss) on sale of vessels, restructuring expenses, loss on debt extinguishment and stock-based compensation expenses that the Company believes are not indicative of the ongoing performance of its core operations. The following table presents a reconciliation of our net income/(loss) to EBITDA and Adjusted EBITDA.

Reconciliation of GAAP Net (loss)/income to EBITDA and Adjusted EBITDA

	Three Months Ended		Nine Months Ended
	September 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
Net (loss)/income	$(4,562,989)	$2,584,822	$(10,525,662)	$6,088,334
Adjustments to reconcile net income/(loss) to EBITDA:
Interest expense	8,117,293	6,574,826	21,612,451	19,222,906
Interest income	(640,220)	(130,020)	(1,467,702)	(337,248)
Income taxes	—	—	—	—
EBIT	2,914,084	9,029,628	9,619,087	24,973,992
Depreciation and amortization	10,055,938	9,460,192	29,224,368	28,009,067
EBITDA	12,970,022	18,489,820	38,843,455	52,983,059
Non-cash, one-time and other adjustments to EBITDA(1)	184,094	1,693,885	51,875	7,168,372
Adjusted EBITDA	$13,154,116	$20,183,705	$38,895,330	$60,151,431
(1) One-time and other adjustments to EBITDA for the three and nine months ended September 30, 2019 includes stock-based compensation, gain on sale of vessels and loss on debt extinguishment. One-time and other adjustments to EBITDA for the three and nine months ended September 30, 2018 includes stock-based compensation, gains on sale of vessels, and amortization of fair value below contract value of time charter acquired.

TCE revenue and TCE

Time charter equivalent ("TCE") is a non-GAAP financial measure that is commonly used in the shipping industry primarily to compare daily earnings generated by vessels on time charters with daily earnings generated by vessels on voyage charters, because charter hire rates for vessels on voyage charters are generally not expressed in per-day amounts while charter hire rates for vessels on time charters generally are expressed in such amounts. The Company defines TCE as shipping revenues less voyage expenses and charter hire expenses, adjusted for the impact of one legacy time charter and realized gains/(losses) on FFAs and bunker swaps, divided by the number of owned available days. TCE provides additional meaningful information in conjunction with shipping revenues, the most directly comparable GAAP measure, because it assists Company management in making decisions regarding the deployment and use of its vessels and in evaluating their financial performance. The Company's calculation of TCE may not be comparable to that reported by other companies. The Company calculates relative performance by comparing TCE against the Baltic Supramax Index ("BSI") adjusted for commissions and fleet makeup. Owned available days is the number of our ownership days less the aggregate number of days that our vessels are off-hire due to vessel familiarization upon acquisition, repairs, vessel upgrades or special surveys. The shipping industry uses available days to measure the number of days in a period during which vessels should be capable of generating revenues.

The following table presents the reconciliation of revenues, net to TCE:

Reconciliation of Revenues,net to TCE

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Revenues, net	$74,110,376	$69,092,740	$220,891,288	$223,402,049
Less:
Voyage expenses	(19,446,294)	(15,126,287)	(66,259,590)	(54,845,843)
Charter hire expenses	(11,345,615)	(7,459,921)	(34,017,002)	(27,836,243)
Reversal of one legacy time charter	(119,818)	497,237	232,977	6,407
Realized gain/(loss) on FFAs and bunker swaps	(805,894)	284,303	(420,287)	745,807
TCE revenue	$42,392,755	$47,288,072	$120,427,386	$141,472,177

Owned available days	3,849	4,192	11,919	12,563
TCE	$11,014	$11,281	$10,104	$11,261

Glossary of Terms:

Ownership days: We define ownership days as the aggregate number of days in a period during which each vessel in our fleet has been owned by us. Ownership days are an indicator of the size of our fleet over a period and affect both the amount of revenues and the amount of expenses that we recorded during a period.

Chartered-in under operating lease days: We define chartered-in under operating lease days as the aggregate number of days in a period during which we chartered-in vessels. Periodically, the Company charters in vessels on a single trip basis.

Available days: We define available days as the number of our ownership days and chartered-in days less the aggregate number of days that our vessels are off-hire due to vessel familiarization upon acquisition, repairs, vessel upgrades or special surveys. The shipping industry uses available days to measure the number of days in a period during which vessels should be capable of generating revenues.

Operating days: We define operating days as the number of available days in a period less the aggregate number of days that our vessels are off-hire due to any reason, including unforeseen circumstances. The shipping industry uses operating days to measure the aggregate number of days in a period during which vessels actually generate revenues.

Fleet utilization: We calculate fleet utilization by dividing the number of our operating days during a period by the number of our available days during the period. The shipping industry uses fleet utilization to measure a company’s efficiency in finding suitable employment for its vessels and minimizing the amount of days that its vessels are off-hire for reasons other than scheduled repairs or repairs under guarantee, vessel upgrades, special surveys or vessel positioning. Our fleet continues to perform at high utilization rates.

Definitions of capitalized terms related to our Indebtedness

Norwegian Bond Debt: Norwegian Bond Debt refers to the Senior Secured Bonds issued by Eagle Bulk Shipco LLC, a wholly-owned subsidiary of the Company ("Shipco"), as borrower, certain wholly-owned vessel-owning subsidiaries of Shipco, as guarantors ("Shipco Vessels"), on November 28, 2017 for $200.0 million, pursuant to those certain Bond Terms, dated as of November 22, 2017, by and between Shipco, as issuer, and Nordic Trustee AS, a company existing under the laws of Norway (the “Bond Trustee”). The bonds, currently at $192.0 million, are secured by 23 vessels.

New Ultraco Debt Facility: New Ultraco Debt Facility refers to senior secured credit facility for $208.4 million entered into by Ultraco Shipping LLC ("Ultraco"), a wholly-owned subsidiary of the Company, as the borrower (the "New Ultraco Debt Facility"), with the Company and certain of its indirectly vessel-owning subsidiaries, as guarantors (the “Guarantors”), the lenders party thereto, the swap banks party thereto, ABN AMRO Capital USA LLC ("ABN AMRO"), Credit Agricole Corporate and Investment Bank, Skandinaviska Enskilda Banken AB ( PUBL) and DNB Markets Inc., as mandated lead arrangers and bookrunners, and

ABNAMRO, as arranger, security trustee and facility agent. The New Ultraco Debt Facility provides for an aggregate principal amount of $208.4 million, which consists of (i) a term loan facility of $153.4 million and (ii) a revolving credit facility of $55.0 million. As of September 30, 2019, the $55.0 million revolving credit facility remains undrawn. The New Ultraco Debt Facility is secured by 24 vessels.

New First Lien Facility: New First Lien Facility refers to the credit facility for $65.0 million (term loan and revolver) entered into by and among Eagle Shipping LLC, a wholly-owned subsidiary of the Company ("Eagle Shipping"), as borrower, certain wholly-owned vessel-owning subsidiaries of Eagle Shipping, as guarantors, the lenders thereunder, the swap banks party thereto, ABN AMRO Capital USA LLC, as facility agent and security trustee for the Lenders, ABN AMRO Capital USA LLC, Credit Agricole Corporate and Investment Bank and Skandinaviska Enskilda Banken AB (publ), as mandated lead arrangers, and ABN AMRO Capital USA LLC, as arranger and bookrunner on December 8, 2017. The outstanding debt under the New First Lien Facility was repaid in full in the first quarter of 2019 with proceeds from the New Ultraco Debt Facility.

Original Ultraco Debt Facility: Original Ultraco Debt Facility refers to the credit facility for $82.6 million entered into by and among Eagle Bulk Ultraco LLC, a wholly-owned subsidiary of the Company ("Ultraco"), as borrower, certain wholly-owned vessel-owning subsidiaries of Ultraco, as guarantors, the lenders thereunder, the swap banks party thereto, ABN AMRO Capital USA LLC (“ ABN AMRO”), as facility agent and security trustee for the Ultraco Lenders, ABN AMRO, DVB Bank SE and Skandinaviska Enskilda Banken AB (publ), as mandated lead arrangers, and ABN AMRO, as arranger and bookrunner on June 28, 2017. The proceeds were used to finance the acquisition of nine Ultramax vessels during 2017 and two Ultramax vessels during 2018. The Original Ultraco Debt Facility was repaid in full in the first quarter of 2019 with proceeds from the New Ultraco Debt Facility.

Convertible Bond Debt: Convertible Bond Debt refers to net proceeds of approximately $112.5 million that the Company received on July 29, 2019 from its issuance of 5.0% Convertible Senior Notes due 2024. As of September 30, 2019, the Company utilized $62.1 million of the net proceeds for purchase of three Ultramax vessels which were delivered to the Company in September 2019 and intends to use the remaining proceeds to purchase three more identified modern Ultramax vessels, as well as for general corporate purposes, including working capital.

Super Senior Facility: Super Senior Facility refers to the credit facility for $15.0 million, by and among Shipco as borrower, and ABN AMRO Capital USA LLC, as original lender, mandated lead arranger and agent. The proceeds of the Super Senior Facility which is currently undrawn, are expected, pursuant to the terms of the Super Senior Facility, to be used (i)to acquire additional vessels or vessel owners and (ii) for general corporate and working capital purposes of Shipco and its subsidiaries.

Conference Call Information

As previously announced, members of Eagle Bulk's senior management team will host a teleconference and webcast at 8:00 a.m. ET on Thursday, November 7, 2019, to discuss the third quarter results.

To participate in the teleconference, investors and analysts are invited to call 1 844-282-4411 in the U.S., or 1 512-900-2336 outside of the U.S., and reference participant code 3189443. A simultaneous webcast of the call, including a slide presentation for interested investors and others, may be accessed by visiting http://www.eagleships.com.

A replay will be available following the call from 11:00 AM ET on November 7, 2019 until 11:00 AM ET on November 16, 2019. To access the replay, call +1 855-859-2056 in the U.S., or +1 404-537-3406 outside of the U.S., and reference passcode 3189443.

 About Eagle Bulk Shipping Inc.

Eagle Bulk Shipping Inc. (“Eagle” or the “Company”) is a US-based fully integrated shipowner-operator providing global transportation solutions to a diverse group of customers including miners, producers, traders, and end users. Headquartered in Stamford, Connecticut, with offices in Singapore and Hamburg, Eagle focuses exclusively on the versatile mid-size drybulk vessel segment and owns one of the largest fleets of Supramax/Ultramax vessels in the world. The Company performs all management services in-house (including: strategic, commercial, operational, technical, and administrative) and employs an active management approach to fleet trading with the objective of optimizing revenue performance and maximizing earnings on a risk-managed basis. For further information, please visit our website: www.eagleships.com.

Website Information

We intend to use our website, www.eagleships.com, as a means of disclosing material non-public information and for complying with our disclosure obligations under Regulation FD. Such disclosures will be included in our website’s Investor Relations section. Accordingly, investors should monitor the Investor Relations portion of our website, in addition to following our press releases, filings with the SEC, public conference calls, and webcasts. To subscribe to our e-mail alert service, please click the “Investor Alerts” link in the Investor Relations section of our website and submit your email address. The information contained in, or that may be accessed through, our website is not incorporated by reference into or a part of this document or any other report or document we file with or furnish to the SEC, and any references to our website are intended to be inactive textual references only.

Disclaimer: Forward-Looking Statements

Matters discussed in this release may constitute forward-looking statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements reflect current views with respect to future events and financial performance and may include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts. These statements may include words such as “believe,” “estimate,” “project,” “intend,” “expect,” “plan,” “anticipate,” and similar expressions in connection with any discussion of the timing or nature of future operating or financial performance or other events.

The forward-looking statements in this release are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, examination of historical operating trends, data contained in our records and other data available from third parties. Although Eagle Bulk Shipping Inc. believes that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, Eagle Bulk Shipping Inc. cannot assure you that it will achieve or accomplish these expectations, beliefs or projections.

Important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include the strength of world economies and currencies, general market conditions, including changes in charter hire rates and vessel values, changes in demand that may affect attitudes of time charterers to scheduled and unscheduled drydocking, changes in vessel operating expenses, including drydocking and insurance costs, or actions taken by regulatory authorities, ability of our counterparties to perform their obligations under sales agreements, charter contracts, and other agreements on a timely basis, potential liability from future litigation, domestic and international political conditions, potential disruption of shipping routes due to accidents and political events or acts by terrorists.

Risks and uncertainties are further described in reports filed by Eagle Bulk Shipping Inc. with the SEC.

CONTACT

Company Contact:
Frank De Costanzo
Chief Financial Officer
Eagle Bulk Shipping Inc.
Tel. +1 203-276-8100
Email: investor@eagleships.com

Media:
Rose and Company
Tel. +1 212-359-2228
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Source: Eagle Bulk Shipping Inc.